Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

TD HOLDING CORPORATION

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

THE UNDERSIGNED, being a duly appointed and authorized officer of TD HOLDING CORPORATION (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), for the purpose of amending the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) filed pursuant to Section 102 of the DGCL, hereby certifies, pursuant to Sections 242 and 103 of the DGCL, as follows:

FIRST:  The Corporation was originally incorporated under the laws of the State of Delaware under the name TD Holding Corporation, and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on July 8, 2003.

SECOND:  The amendment effected hereby was duly authorized by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Sections 242 and 228 of the DGCL and shall be executed, acknowledged and filed in accordance with Section 103 of the DGCL.

THIRD: That the Certificate of Incorporation is hereby amended by deleting Article I thereof in its entirety and inserting in lieu thereof the following:

“ARTICLE I

The name of this corporation is: “TransDigm Group Incorporated.”

FOURTH:  That this amendment shall become effective immediately upon filing with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned has made and signed this Certificate of Amendment this 19th day of January, 2006 and affirms the statements contained herein as true under penalties of perjury.

TD HOLDING CORPORATION

By:	/s/ Gregory Rufus
Name: Gregory Rufus
Title: Executive Vice President, Chief Financial Officer and Secretary